FORM 8-K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 21, 1999


                     Friedman, Billings, Ramsey Group, Inc.
             (Exact name of Registrant as specified in its charter)

Virginia                 54-1837743                               001-13731
(State or other    (I.R.S. Employer incorporation or   (Commission File Number)
jurisdiction of      organization)
Identification No.)

                             1001 Nineteenth Street
                           North Arlington, VA 22209
              (Address of principal executive offices) (Zip code)

                                 (703) 312-9500
              (Registrant's telephone number including area code)

Item 5. Other Events


1. On October 21, 1999, Friedman, Billings, Ramsey Group, Inc. issued a press release announcing the acquisition of a bank and mutual fund company. The entire text of that press release is being filed herewith and attached as exhibit 99.1.

2. On October 21, 1999, Friedman, Billings, Ramsey Group, Inc. held a conference call regarding its second quarter 1999 results and announcing the acquisition of a bank and mutual fund company. The entire text of that conference call is being filed herewith and attached as exhibit 99.2.

99.1 Press Release dated October 21, 1999.

99.2 Conference Call Script dated October 21, 1999.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By: /s/ Emanuel J. Friedman
Chief Executive Officer

Exhibit 1  - 99.1

For Immediate Release
Friedman Billings Ramsey Group Reports Third Quarter Result. Announces Bank and Mutual Fund Company Acquisition

Arlington, Va., October 21, 1999 - Friedman, Billings, Ramsey Group, Inc. (NYSE:
FBR) today reported a net loss of $23 million or $0.47 per share for the third quarter ended September 30, 1999, versus a net loss of $35 million or $0.71 per share for the same quarter a year ago. The Company noted that $6.5 million or $0.13 per share of FBR's reported net loss is attributable unrealized investment depreciation that had previously reduced shareholder's equity and was reflected in FBR's second quarter book value. Also reflected in the third quarter results are unrealized, mark-to-market net investment losses of $4.8 million or approximately $0.10 per share on the Company's investments in its managed partnerships; and $4.7 million or approximately $0.10 per share in expenditures to develop and market the Company's new fbr.com online investment bank.

FBR also noted that while underwriting revenues were low in the third quarter, investment banking revenue for October has already exceeded all investment banking revenue in the third quarter.


Rushmore Acquisition

The Company also today announced a definitive agreement to acquire Money Management Associates LP (MMA) and Rushmore Trust and Savings, FSB, Bethesda, Md.

Eric F. Billings, Vice Chairman and Chief Operating Officer of FBR, said,
"This acquisition is part of our strategy to expand and enhance FBR's predictable revenue streams while building new services for our clients and creating long-term value for our shareholders. Upon closing, FBR will have new capabilities in traditional banking and cash management, along with important 'back-office' services to support our growing Private Client Services Group, asset management operations, and fbr.com. Similarly, MMA/Rushmore's clients will now have access to FBR's expertise and opportunities in initial public offerings and venture capital."

Under the terms of the agreement, FBR will acquire MMA/Rushmore for $17.5 million in cash at closing, and a $10 million medium-term installment note.
The transaction is subject to approval by the Office of Thrift Supervision (OTS) and the shareholders of Rushmore Funds.

This acquisition supports FBR's strategic growth plan by significantly increasing its assets under management. FBR and MMA/Rushmore's combined assets under management will total $1.6 billion, more than doubling FBR's current amount.

MMA is a privately-held investment advisor with approximately $850 million in assets under management. The company created one of the nation's first money market funds in 1974. Together, MMA and Rushmore are the investment advisor, servicing agent, or administrator for 20 mutual funds.

MMA is also the holding company for Rushmore. With 48 employees at its Bethesda, Md. headquarters, Rushmore is a federally chartered and federally insured savings bank, and offers traditional banking services (lending, deposits, cash management, trust services, and serves as a transfer agent and custodian), along with mutual fund accounting, administration, and support services.

"Upon closing, FBR expects to capture new revenue by administering our own mutual funds," Billings said. "We also expect to earn increased income by investing available cash balances into Rushmore's money market funds. Accordingly, we expect that the acquisition will be accretive to FBR Group's earnings in the first full year of operations."

The Chairman and Founder of MMA, Daniel L. O'Connor, said, "We are pleased to join forces with FBR, clearly the pre-eminent investment bank and asset management firm based in the greater Washington, D.C. area. This combination benefits all MMA, Rushmore, and FBR clients by providing them with 'one-stop-shopping' for all of their financial services needs."

Webb C. Hayes IV, Managing Director and head of Private Client Services at FBR, said, "FBR can now offer investors everything from personal checking to sophisticated asset management products to investment banking services. This complete range of services - now available from a single company - positions
FBR at the forefront of financial institutions headquartered in the Mid-Atlantic region."


Discussion of Third Quarter Results

Emanuel J. Friedman, Chairman and Chief Executive Officer of FBR, said, "Our results for the third quarter reflect start-up spending for fbr.com, as well as reduced underwriting fees. Our continuing long-term goal is to build more predictable revenue streams for the Company, decreasing our reliance on underwriting. Our acquisition of MMA and Rushmore Trust and Savings today is a big step in that direction."

Friedman said, "Our reduced underwriting fees for the quarter reflect what has become a very narrow market for most common equity underwritings in the United States. In fact, if you exclude technology and telecom deals, 1999 is shaping up as the worst year since 1990 for the total number of common equity issues.
In addition, the performance of publicly-held bank, financial services, and real estate stocks continues to suffer from investor disinterest as evidenced by the S&P Bank and S&P Financial Services indices, which are off 10.6% and 4.7%, respectively, and the Bloomberg REIT index which is down 12% for the year. Small- and mid-cap stocks have been similarly affected, with the S&P Midcap 400 and the Russell 2000 down 4.1% and 2.2% for the year, respectively."

Friedman continued, "Despite this environment, and in anticipation of a broader underwriting market in the future, we continued to maintain and expand our investment banking practice and research capability, adding new key sectors such as energy and insurance over the last year. We have also strengthened the company by creating a successful venture capital operation, other private equity initiatives, and fbr.com. And we are growing assets under management internally and by acquisition.

Indeed, today's acquisition will double our assets under management to roughly $1.6 billion. While we recognize that these initiatives must prove themselves in our operating results, we are a stronger and more diverse firm than we were a year ago."

Revenue for the quarter was $9 million compared with a loss of $22 million in the third quarter of 1998. Revenue for the nine-month period was $71 million, compared with $104 million for the nine-month period in 1998.


Continuing Progress on fbr.com

In the third quarter, fbr.com participated in seven online offerings: an FBR lead-managed secondary offering for Atlantic Bank and Trust Company, now called Capital Crossing Bank (CAPX); an FBR co-managed IPO for the Miix Group, Inc.
(MHU); an FBR co-managed secondary offering for American Capital Strategies
(ACAS); as well as online offerings for Inktomi Corporation (INKT), Redhat, Inc.
(RHAT), Luminant Worldwide Corporation (LUMT), and Bluestone Software, Inc.
(BLSW).

FBR Group President W. Russell Ramsey said, "Already in the fourth quarter, we have participated in a total of nine offerings online via fbr.com. In just six months, we have built an operating online investment bank, which has participated in 19 completed offerings, primarily in technology issues, and we have seven publicly filed offerings listed on, or soon to be on, the fbr.com website, for a total of 26."

The nine offerings thus far in the fourth quarter include: American Home Mortgage (AHMH), which was lead-managed by FBR; Digital Insight (DGIN), Proxicom, Inc. (PXCM), and Cysive (CYSV), which were co-managed by FBR; and online offerings for XM Satellite Radio Holdings, Inc. (XMSR), DSL.net, Inc.
(DSLN), HomeServices.com (HMSV), VitaminShoppe.com (VSHP) and Jupiter Communications (JPTR).

Included in the seven offerings currently in the pipeline are four transactions where FBR is a co-manager and, one transaction where FBR is the lead manager. President of fbr.com Suzanne Richardson, said, "Traditional lead- and co-managers, who control the largest share of the economics and therefore the largest share of the free-stock allocations, are best positioned to distribute significant numbers of shares to online individual investors."

Richardson continued, "Our focus during the third quarter was on building a technologically superior, proprietary electronic platform for IPO distribution. This proprietary platform will effectively automate the order entry, reconfirmation, suitability checking and allocation process so that hundreds of thousands of shares can be distributed."

"The browser-based version of our process, which we expect to roll out in the fourth quarter, makes IPO distribution more scaleable and easier for issuers and online investors alike, especially in instances where repricings or recirculations occur," Richardson said. "As issuers increase the number and percentage of shares they wish to allocate to the online investing public, we are well positioned to deliver shares to our target market, and we have filed patent applications for our process."

"We are focusing our efforts on the offering process and related technology rather than on advertising. We believe this long-term account acquisition strategy will be more cost-efficient, although it may result in slower growth," said Richardson. "With seven further transactions already slated for the fourth quarter, we plan to release account totals for fbr.com in the first quarter of 2000," Richardson said.


Other 3rd Quarter Highlights

Other third quarter highlights include:

Friedman Billings Ramsey Group had $785.3 million in total assets under management, as of September 30, 1999. Of this total, $629.6 million or 80% percent are incentive-based assets.

FBR Technology Venture Partners, the Company's venture capital affiliate, invested in Shop2U, an e-catalog delivery company in the third quarter. This new investment brings to 19 the number of companies the venture capital portfolio has invested in since 1997. Three of these companies have gone public and two have filed registration documents.

On August 12, 1999, FBR announced a strategic alliance with Fidelity Investments, which contemplates cooperating in the distribution of FBR offerings.

On September 28, 1999, the Company's minority-owned REIT, FBR Asset Investment Corporation, listed on the American Stock Exchange under the symbol "FB."

FBR had 48,881,817 common shares outstanding, shareholders' equity of $170.9 million and book value per share of $3.50 as of September 30, 1999.

Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), is an investment bank and asset manager and the parent company of fbr.com, an online investment bank and electronic brokerage. Headquartered in Northern Virginia, home to many of the world's leading online businesses, the Company has become a leading underwriter of Initial Public Offerings and provides analyst research on 430 companies. fbr.com, a division of FBR Investment Services, Inc., leverages the Company's strengths as an underwriter and asset manager by providing online investors with access to IPOs, online trading, research, and unique asset management products. For more information, please visit our website at www.fbr.com.

Statements concerning future performance, earnings, developments, expenditures, negotiation or other events, concerning expectations, plans, or objectives for future operations or for growth, concerning market forecasts, or filed backlog, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual events, results, or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, demand for asset management services, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Friedman, Billings, Ramsey Group, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
Unaudited

                              Three months ended September 30,

                              1999      %              1998      %
REVENUES
Investment banking       $    6,050     67.8%     $    8,457     -39.3%
Institutional brokerage       8,413     94.3%          11,481    -53.4%
Asset management fees         2,776     31.1%          2,119     -9.8%
Gains and losses, net         (10,877)  -121.9%        (47,022)  218.6%
Interest and dividends        2,560     28.7%          3,456     -16.1%

     Total revenues           8,922     100.0%         (21,509)  100.0%


EXPENSES
Compensation and benefits     16,318    182.9%         10,870    -50.5%
Business development          9,662     62.6%          10,238    -47.6%
Interest                      159       1.8%           1,553     -7.2%
Other                         5,844     65.5%          6,559     -30.5%

     Total expenses           31,983    358.5%         29,220    -135.8%

     Net loss before income
     taxes                    (23,061)  -258.5%        (50,729)  235.8%

Benefit for income taxes      -         0.0%           (15,317)  71.2%

     Net loss            $    (23,061)  -258.5%   $    (35,412)  164.6%

Basic and diluted loss
per share                $    (0.47)              $    (0.71)

Weighted average shares
(in thousands)           48,882                   49,780

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

                              Nine months ended September 30,

                              1999      %              1998      %
REVENUES
Investment banking       $    27,163    38.1%     $    105,756   101.9%
Institutional brokerage       29,210    40.9%          36,198    34.9%
Asset management fees         7,635     10.7%          7,594     7.3%
Gains and losses, net         (117)     -0.2%          (58,497)  -56.4%
Interest and dividends        7,479     10.5%          12,758    12.3%

     Total revenues           71,370    100.0%         103,809   100.0%


EXPENSES
Compensation and benefits     52,665    73.8%          68,112    65.6%
Business development          18,164    25.5%          25,303    24.4%
Interest                      1,160     1.6%           4,680     4.5%
Other                         16,548    23.2%          18,114    17.4%

     Total expenses           88,537    124.1%         116,209   111.9%

     Net loss before income
     taxes                    (17,167)  -24.1%        (12,400)   -11.9%

Benefit for income taxes      -         0.0%           -         0.0%

     Net loss            $    (17,167)  -24.1%   $    (12,400)   -11.9%

Basic and diluted loss
per share                $    (0.35)              $    (0.25)

Weighted average shares
(in thousands)                48,869                   49,945

Exhibit 2 - 99.2

FBR Conference Call Script
October 21, 1999


[Speaker:  Eric Generous]

Good morning and welcome to Friedman Billings Ramsey's third quarter conference call. This is Eric Generous, Chief Financial Officer. Before beginning our call, I would like to read the following Safe Harbor language: Statements concerning future performance, earnings, developments, expenditures, negotiation or other events, concerning expectations, plans, or objectives for future operations or for growth, concerning market forecasts, or filed backlog, and any other guidance on present and future periods, constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual events, results, or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, demand for asset management services, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning factors that could cause actual results to differ materially is contained in FBR's Annual Report on Form 10K and quarterly reports on Form 10Q.

Right now, I would like to turn the call over to our Chairman and CEO, Emanuel Friedman.

Good morning, and thank you for joining us. As you have seen this morning, FBR reported a net loss of $23 million or $0.47 per share. This compares with a net loss of $35 million or $0.71 per share in the third quarter of last year.

You have also seen that FBR today made its first major acquisition since we went public in December 1997. This morning we announced the purchase of Rushmore Trust and Savings and Money Management Associates.

MMA is an investment advisor with approximately $850 million in assets under management. MMA and its co-founder, Dan O'Connor, created one of the first money market funds in the U.S. in 1974.

MMA is also the holding company for Rushmore Trust and Savings, which is a federally chartered and federally insured savings bank. Based in Bethesda, Md, Rushmore offers lending, deposits, cash management, and trust services and serves as a transfer agent and custodian. The company also offers mutual fund accounting, administration and support services. Together, MMA and Rushmore are investment advisors, servicing agent or administrator for 20 mutual funds.

It would be hard for me to overstate the importance of this acquisition to FBR. This makes us a bigger and more diverse company on the day of closing. First of all, we will immediately double our asset base going from roughly $800 million to $1.6 billion. Second, we will have our own captive source for mutual fund administration. Third -- and perhaps most important -- we will be able to participate in the more steady and predictable portion of profitability for brokerage firms in the United States - which is earning interest on balances.

I should also point out that we have paid a very attractive price for MMA and Rushmore. Under the terms of the agreement, we will pay $17.5 million in cash upon closing. While we can't predict regulatory approval from the Office of Thrift Supervision or "O-T-S", a typical time frame for a transaction of this kind to close would be several months. We will then begin paying an interest-free, mid-term $10 million installment note. In present value dollars, we are paying a purchase price equivalent to 2.9% of assets for MMA.

I would like to turn you over to Eric Billings, who will give further detail on this acquisition.

[New speaker:  Eric Billings]

Thanks Manny. The acquisition we announced today along with fbr.com is a continuation of an important strategic direction to maximize the FBR name and franchise -- and will add more stable growing spread income to our company. FBR clients will have access to a whole host of traditional banking products including loans, deposits and money markets. fbr.com customers will have access to these same services. At the same time, MMA and Rushmore customers will have access to FBR's unique alternative investments such as venture capital and hedge funds.

Upon closing, one of the immediate benefits of this acquisition will be that FBR can administer its own mutual funds. As you know, we have a family of four mutual funds. Right now, we outsource the administration of these funds to a third party. Therefore, administrating our own funds through Rushmore will enable us to capture revenue that would otherwise go to a third party.

Importantly, we will now also have our own in-house source for money market funds. We will be able to sweep cash into money market funds from both our Private Client Group customers, as well as our fbr.com customers. In so doing, we will be able to capture interest income on spread balances. The interest generated by customer balances represents a considerable portion of profitability for many brokerage firms and investment banks.

To summarize, the acquisition will enable FBR to offer:

Banking Services, including loans and deposits

Full range of Investment Advisory Services

In-house Fund Administration and Support Services

Money Market Products

Custodian and Trust Balances Services

We estimate that the acquisition will add approximately $1 million to earnings immediately after tax, $1.8 million pre-tax and of course we don't pay tax now. To echo Manny's comments - the important aspect of this acquisition is that it will enhance our predictable revenue stream. It opens many new doors for FBR. It will build new services for our clients and
create long-term  value for our shareholders   . . . Manny?

[New speaker:  Manny Friedman]

Thanks, Eric. Before turning you over to Russ Ramsey and Suzanne Richardson who will update you on fbr.com, I would like to take a few minutes to provide some context to our third quarter results.

In the third quarter, we had a $6.5 million or $0.13 per share of unrealized depreciation on long-term, available-for-sale securities that we hold for investment purposes. This depreciation had already reduced shareholders' equity in prior periods. Therefore, while reported on the income statement this quarter, there is no incremental effect on FBR's book value.

Also reflected in the third quarter results are unrealized, mark-to-market net investment losses of $4.8 million or approximately $0.10 per share on the Company's investments in its managed partnerships. There were also $4.7 million or approximately $0.10 per share in expenditures to develop and market fbr.com, our new online investment bank - a vital new initiative for our company.

The investment losses reflect investor's disinterest in publicly-held bank, financial services and real estate stocks, which has continued for many months now.

For the year-to-date, the S&P Bank and S&P Financial Services indices are off 10.6% and 4.7%, respectively, and the Bloomberg REIT index is off 12% year to date.

Small- and mid-cap stocks - a mainstay at FBR -- have also underperformed. The S&P Midcap 400 is down 4.1% and the Russell 2000 is down 2.2% for the year, respectively.

Our underwriting revenues for the quarter reflects a very narrow market for most common equity underwritings in the United States.

If you exclude technology and telecom deals, 1999 is shaping up as the worst year since 1990 for the total number of common equity issues, according to Securities Data Corporation.

Finally, I would like to point out that we already expect to do much better in investment banking in the fourth quarter. As we pointed out in this morning's press release, our investment banking revenue in October already exceeds all of our underwriting revenue last quarter.

That concludes our discussion of the operating results. I'd now like to turn you over to Russ Ramsey who will discuss fbr.com.

[New speaker:  Russ Ramsey]

Good morning. As Manny suggested, a new category of investment banking is emerging - the business of on-line investment banking or e-banking as we think of it. As on-line investors continue to do more and more transactions on-line and their growing presence demanding more attention, we see tremendous growth opportunities for our company as we give this growing audience on-line access to underwritings of all types - IPOs, secondaries, high yield bonds, and a diverse group of interesting investments both inside the internet as well as other industries. In addition, with the resources from our parent - fbr.com has a unique capability to support our offerings with industry leading research, institutional sales, and trading. And since we first announced this to you last spring, we are very pleased with our progress.

Today, we have an active online investment bank and electronic brokerage. We have thus far participated in 19 offerings online through fbr.com, and we have another seven offerings pending. In just over six months, we have gone from having no capability in online investment banking, to participating in 26 past or pending offerings. Even in "Internet time", that's pretty good progress.

I would now like to turn you over to Suzanne Richardson, President of fbr.com, who will give you an update.

[New speaker:  Suzanne Richardson]

Thanks, Russ. As you can imagine, we have been very busy at fbr.com. Over the last few months, we have continued to build our online infrastructure and fine-tune our approach to the market place.

It is our belief that traditional lead- and co-managers, who control the largest share of the economics, and therefore the largest share of the free-stock allocations, are best positioned to distribute significant numbers of shares to online individual investors.

At fbr.com, our focus during the third quarter was on building a technologically superior, proprietary electronic platform for IPO distribution. This proprietary platform will effectively automate the order entry, reconfirmation, suitability checking and allocation process, so that hundreds of thousands of shares can be distributed. Put simply, we feel that the greatest opportunity in online investment banking is for offering large share allocations. And, in order to do so, online investment banks will need new technology that makes larger allocations an efficient and simple process.

The browser-based version of our process, which we expect to roll out in the fourth quarter, makes IPO distribution more scaleable and easier for issuers and online investors alike. This is especially true in instances where there are repricings or recirculations.

As issuers increase the number and percentage of shares they allocate to the online investing public, fbr.com is well positioned to deliver shares to our target market. We believe our system represents a technological advance and we have filed patent applications for our process.

I would like to point out that at fbr.com, we are focusing our efforts on the offering process and related technology rather than on advertising. We believe this long-term account acquisition strategy will be more cost-efficient, although it may result in slower account growth. With seven further transactions already slated for the fourth quarter, we plan to release account totals for fbr.com in the first quarter of 2000.

In sum, as Russ indicated, we have made a lot of progress in a short amount of time. If you haven't already done so, please visit our website, www.fbr.com. Thanks. I would now like to turn it over to Manny. Manny?

[New speaker:  Manny Friedman]


Thank you Suzanne.  We would now like to open up the call for your questions.

[New speaker:  Manny Friedman]

If there are no further questions, that concludes our conference call for today. Thank you for joining us and have a good day.